Exhibit 99.1

PRESS RELEASE
CRESCENT ANNOUNCES SECOND QUARTER 2006 RESULTS
FORT WORTH, TEXAS, August 1, 2006—Crescent Real Estate Equities Company (NYSE:CEI) today announced results for the second quarter of 2006. Net loss available to common shareholders for the three months ended June 30, 2006, was ($4.7) million, or ($0.05) per share (diluted). These compare to net loss available to common shareholders of ($13.6) million, or ($0.14) per share (diluted), for the three months ended June 30, 2005. Net loss available to common shareholders for the six months ended June 30, 2006, was ($17.8) million, or ($0.18) per share (diluted). These compare to net loss available to common shareholders of ($22.8) million, or ($0.23) per share (diluted) for the six months ended June 30, 2005.
Funds from operations available to common shareholders — diluted, as adjusted to exclude impairment charges and debt extinguishment charges related to the sale of real estate assets (“FFO, as adjusted”), was $31.4 million, or $0.26 per share and equivalent unit, for the three months ended June 30, 2006, compared to $33.1 million, or $0.28 per share and equivalent unit, for the three months ended June 30, 2005. FFO, as adjusted to exclude debt extinguishment charges related to the sale of real estate assets for the six months ended June 30, 2006, was $56.2 million, or $0.46 per share and equivalent unit, compared to $62.0 million, or $0.53 per share and equivalent unit for the six months ended June 30, 2005. Crescent provides this calculation of FFO, as adjusted, because management utilizes it in making operating decisions and assessing performance, and to assist investors in assessing Crescent’s operating performance. Funds from operations available to common shareholders — diluted, calculated in accordance with the NAREIT definition (“FFO”), was $31.4 million, or $0.26 per share and equivalent unit, for the three months ended June 30, 2006, compared to $33.8 million, or $0.29 per share and equivalent unit, for the three months ended June 30, 2005. FFO for the six months ended June 30, 2006, was $56.2 million, or $0.46 per share and equivalent unit, compared to $61.6 million, or $0.53 per share and equivalent unit, for the six months ended June 30, 2005. Both uses of FFO are non-GAAP financial measures, and as such, are reconciled to net income in the documents accompanying this press release. The definitions of FFO and FFO, as adjusted, are set forth in the press release in the section labeled “Funds From Operations.”
According to John C. Goff, vice chairman and chief executive officer, “Our second quarter FFO per share of $0.26 exceeded our previously issued guidance of $0.20 to $0.22 per share primarily due to the acceleration of El Paso Energy’s lease termination fees for approximately 258,000 square feet of re-leased space in Greenway Plaza, which was signed during second quarter. Re-leasing the El Paso space is proceeding well, and we are encouraged by the prospects. As for 2006 results, we anticipate modest growth in occupancy and rental rates in our portfolio as demand continues to improve in our markets. We remain comfortable with our 2006 full year guidance of $1.25 to $1.40 in FFO, as adjusted, per share.”
On July 14, 2006, Crescent announced that its Board of Trust Managers had declared cash dividends of $0.375 per share for its Common Shares, $0.421875 per share for its Series A Convertible Preferred Shares, and $0.59375 per share for its Series B Redeemable Preferred Shares. The dividends are payable August 15, 2006, to shareholders of record on July 31, 2006.

BUSINESS SECTOR REVIEW
Office Segment (58% of Gross Book Value of Real Estate Assets as of June 30, 2006)
Operating Results
Crescent reports operating statistics in this press release assuming 100% ownership without adjusting for joint-venture interests. Crescent owned and managed, through its subsidiaries and joint ventures, 30.1 million square feet at June 30, 2006, including 14.3 million square feet of office properties in joint ventures.
- Same-store NOI -
Office property same-store net operating income (“NOI”) declined 0.9% for the three months ended June 30, 2006, from the same period in 2005, for the 27.4 million square feet of office property space owned during both periods. Average economic occupancy for these same-store properties for the three months ended June 30, 2006, was 88.4% compared to 88.0% for the same period in 2005. Management expects full year 2006 same-store NOI growth of 0% to 2%.
Office property same-store net operating income (“NOI”) declined 2.3% for the six months ended June 30, 2006, from the same period in 2005 for the 27.4 million square feet of office property space owned during both periods. Average economic occupancy for these same-store properties for the six months ended June 30, 2006, was 88.5% compared to 88.1% for the same period in 2005.
-Total Portfolio Occupancy —
As of June 30, 2006, leased occupancy was 91.1%, and economic occupancy was 88.2%.
- Leasing Activity -
Crescent leased 1.7 million net rentable square feet during the three months ended June 30, 2006, of which 0.9 million square feet were renewed or re-leased. The weighted average full service rental rate (which includes expense reimbursements) increased 3% from the expiring rates for the leases of the renewed or re-leased space. All of these leases have commenced or will commence within the next twelve months. Tenant improvements related to these leases were $2.06 per square foot per year, and leasing costs were $1.08 per square foot per year.
The Company leased 2.5 million net rentable square feet during the six months ended June 30, 2006, of which 1.3 million square feet were renewed or re-leased. The weighted average full service rental rate (which includes expense reimbursements) increased 1% from the expiring rates for the leases of the renewed or re-leased space. All of these leases have commenced or will commence within the next twelve months. Tenant improvements related to these leases were $2.15 per square foot per year, and leasing costs were $1.15 per square foot per year.
- Lease Termination Fees —
Crescent earned $16.4 million and $24.1 million of lease termination fees during the three months and six months ended June 30, 2006, respectively. This compares to $2.2 million and $2.6 million of lease termination fees earned during the three months and six months ended June 30, 2005, respectively. The increase in lease termination fees is primarily the result of accelerated El Paso termination fees. Crescent’s policy is to exclude lease termination fees from its same-store NOI calculation.
Denny Alberts, president and chief operating officer, commented, “Our office portfolio continues to rebound. Each of our markets is consistently experiencing healthy job growth, and we anticipate this trend to continue, further increasing demand for office space. Overall, we expect to end 2006 at 91% to 92% leased for our stabilized office portfolio.”
Mr. Alberts added, “For 2006, we have gross expirations of 4.1 million square feet; to date, we have addressed 86% of 2006 gross expirations — 79% by signed leases and 7% by leases in negotiation.”
Disposition
On June 20, 2006, Crescent sold Chase Tower on behalf of the owner, Austin PT BK One Tower Office Limited Partnership. Chase Tower is a 389,503 square-foot office property located in downtown Austin, in which Crescent owned a 20% interest. Crescent recorded a gain on the sale of approximately $4.3 million, which includes a deferred gain recorded on the initial joint venture in 2001.

Resort Residential Development Segment (21% of Gross Book Value of Real Estate Assets as of June 30, 2006)
Operating Results
Crescent’s overall resort residential investments generated $3.3 million and $4.3 million in FFO for the three and six months ended June 30, 2006. This compares to $11.1 million and $16.0 million in FFO generated for the three and six months ended June 30, 2005. The decline from year to year is primarily the result of reduced sales at Desert Mountain due to limited remaining inventory.
Development
On June 20, 2006, Crescent announced phase two of The Residences at The Ritz-Carlton, Dallas. The Tower Residences will feature a 23-story Regency-designed tower consisting of 96 units. Development costs are estimated to be $138.8 million. Residences will range from $700,000 to $8 million, and delivery is scheduled for late 2008.
Luxury Resorts and Upscale Business-Class Hotels (10% of Gross Book Value of Real Estate Assets as of June 30, 2006)
Crescent reports operating statistics in this press release for its three luxury resorts and three upscale business-class hotels and assuming 100% ownership without adjusting for joint-venture interests.
- Same-store NOI -
For the three months ended June 30, 2006, Crescent’s three luxury resorts and three upscale business-class hotels generated same-store NOI of $7.6 million, which is a 13% increase from $6.7 million generated for the same period in 2005.
For the six months ended June 30, 2006, Crescent’s three luxury resorts and three upscale business-class hotels generated same-store NOI of $18.6 million, which is a 21% increase from $15.4 million generated for the same period in 2005.
- Operating Statistics -
The average daily rate increased 12%, and revenue per available room increased 12% for the three months ended June 30, 2006, compared to the same period in 2005. Weighted average occupancy was 71% for both periods.
The average daily rate increased 10%, and revenue per available room increased 15% for the six months ended June 30, 2006, compared to the same period in 2005. Weighted average occupancy was 72% for the six months ended June 30, 2006, compared to 70% for the six months ended June 30, 2005.
Temperature-Controlled Logistics Segment (11% of Gross Book Value of Real Estate Assets as of June 30, 2006)
Crescent’s investment in temperature-controlled logistics properties generated $2.0 million and $5.2 million in FFO for the three and six months ended June 30, 2006. This compares to $3.3 million and $6.9 million of FFO generated for the three months and six months ended June 30, 2005. Continuing improved operations, primarily due to increased occupancy levels, were offset this quarter by the write-off of deferred financing charges associated with the pay-off of the Morgan Stanley note as a result of the debt refinancing which occurred during the quarter ended June 30, 2006.
On June 30, 2006, AmeriCold Realty Trust, of which Crescent owns a 31.7% interest, entered into a $400 million, one-year, interest-only line of credit that is collateralized by 21 of its owned and six of its leased temperature-controlled warehouses. Approximately $243 million of this loan has been drawn to repay the Morgan Stanley loan, which had an interest rate of LIBOR plus 295 basis points. The initial interest rate on this loan is LIBOR plus 60 basis points and increases to LIBOR plus 110 basis points when the remaining balance is drawn.
BALANCE SHEET REVIEW
Investment Activity
Year-to-date 2006 through the date of this release, Crescent had invested $63.8 million in Mezzanine investments, all of which float over LIBOR at an average current yield of 14.45%.

EARNINGS OUTLOOK
Crescent addresses earnings guidance in its earnings conference calls and provides documentation of its quarterly supplemental operating and financial data reports. Refer to the following paragraphs for details about accessing today’s conference call, presentation, and supplemental operating and financial data report.
FUNDS FROM OPERATIONS
Funds from operations is a supplemental non-GAAP financial measurement used in the real estate industry to measure and compare the operating performance of real estate companies, although those companies may calculate funds from operations in different ways. The National Association of Real Estate Investment Trusts (“NAREIT”) defines funds from operations as Net Income (Loss) determined in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales of depreciable operating property, excluding extraordinary items (determined by GAAP), excluding depreciation and amortization of real estate assets, and including the impact of adjustments for unconsolidated partnerships and joint ventures.
Crescent’s FFO, as adjusted, follows the NAREIT definition, but is adjusted to (i) exclude the impact of impairment charges and debt extinguishment charges related to the sale of real estate assets and (ii) include the impact of gains on sale of developed operating properties and promoted interests. Crescent provides this additional calculation of FFO, as adjusted, because management utilizes it in making operating decisions and assessing performance, and to assist investors in assessing the operating performance of Crescent. A reconciliation of Crescent’s FFO before and after such adjustments to GAAP net income is included in the financial statements accompanying this press release and in the “Second Quarter 2006 Supplemental Operating and Financial Data” located on Crescent’s website. FFO should not be considered an alternative to net income.
SUPPLEMENTAL OPERATING AND FINANCIAL DATA
Crescent’s Second Quarter 2006 Supplemental Operating and Financial Data report is available on Crescent’s website (www.crescent.com) in the investor relations section. To request a hard copy, please call Crescent at (817) 321-1478.
CONFERENCE CALL, WEBCAST AND PRESENTATION
Crescent will also host a conference call and audio webcast, both open to the general public, at 10:00 A.M. Central Time on Tuesday, August 1, 2006, to discuss the second quarter results and provide a company update. To participate in the conference call, please dial (877) 392-0083 domestically or (706) 679-3110 internationally, or you may access the audio webcast on Crescent’s website (www.crescent.com) in the investor relations section. A replay of the conference call will be available through August 8, 2006, by dialing (800) 642-1687 domestically or (706) 645-9291 internationally with a passcode of 2747538.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are generally characterized by terms such as “believe”, “expect”, “anticipate” and “may”.
Although Crescent believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, Crescent’s actual results could differ materially from those described in the forward-looking statements.
The following factors might cause such a difference:
•	Crescent’s ability, at its office properties to timely lease unoccupied square footage and timely re-lease occupied square footage upon expiration or termination on favorable terms, which continue to be adversely affected by existing real estate conditions (including the vacancy levels in particular markets, decreased rental rates and competition from other properties) and may also be adversely affected by general economic downturns;
•	Adverse changes in the financial condition of existing office customers and the ability of these office customers to pay rent;

•	Lack of control and limited flexibility in dealing with Crescent’s jointly owned investments;

•	The ability of Crescent to reinvest available funds at anticipated returns and consummate anticipated office acquisitions on favorable terms and within anticipated time frames;

•	The ability of El Paso Energy to satisfy its obligations to pay rent and termination fees in accordance with the terms of its agreement with Crescent;

•	The concentration of a significant percentage of Crescent’s office assets in Texas;

•	The ability to develop, sell and deliver resort residential units and lots within anticipated time frames and within anticipated profit margins;

•	Deterioration in the market or in the economy generally and increases in construction cost associated with development of residential land or luxury residences, including single-family homes, town homes and condominiums;

•	Financing risks, such as Crescent’s ability to generate revenue sufficient to service and repay existing or additional debt, increases in debt service associated with increased debt and with variable-rate debt, Crescent’s ability to meet financial and other covenants, liquidity risks related to the use of warehouse facilities governed by repurchase agreements to fund certain of our mezzanine investments, and Crescent’s ability to consummate financings and refinancings on favorable terms and within any applicable time frames;

•	Deterioration in Crescent’s resort/business-class hotel markets or in the economy generally and increase in construction cost associated with the development of resort/hotel properties;

•	The inherent risk of mezzanine investments, which are structurally or contractually subordinated to senior debt, may become unsecured as a result of foreclosure by a senior lender on its collateral, and are riskier than conventional mortgage loans;

•	The existence of complex regulations relating to Crescent’s status as a REIT, the effect of future changes in REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT; and

•	Other risks detailed from time to time in Crescent’s filings with the SEC.
Given these uncertainties, readers are cautioned not to place undue reliance on such statements. Crescent is not obligated to update these forward-looking statements to reflect any future events or circumstances.
ABOUT CRESCENT
Crescent Real Estate Equities Company (NYSE: CEI) is a real estate investment trust headquartered in Fort Worth, Texas. Through its subsidiaries and joint ventures, Crescent owns and manages a portfolio of 74 premier office buildings totaling 30 million square feet located in select markets across the United States, with major concentrations in Dallas, Houston, Austin, Denver, Miami and Las Vegas. Crescent also makes strategic investments in resort residential development, as well as destination resorts, including Canyon Ranch®. For more information, visit Crescent’s website at http://www.crescent.com.
FOR MORE INFORMATION
Jane E. Mody, Managing Director, Capital Markets, (817) 321-1086
Jennifer Terrell, Investor & Media Relations Manager, (817) 321-1464